Exhibit 10.1

AMENDMENT ONE TO THE QUAKER CHEMICAL CORPORATION

2001 LONG-TERM PERFORMANCE INCENTIVE PLAN

WHEREAS, Quaker Chemical Corporation (the “Company”) maintains the Quaker Chemical Corporation 2001 Long-Term Performance Incentive Plan (the “2001 LTIP”);

WHEREAS, Section 3.4 of the 2001 LTIP provides that no stock option shall be exercisable prior to the expiration of one year from the date of grant, except in the case of certain corporate transactions; and

WHEREAS, in light of upcoming changes in the accounting rules applicable to options, the Company desires to amend the 2001 LTIP to provide that an option may become exercisable prior to the first anniversary of the date of grant, subject to restrictions on transfer of stock purchased under the option;

NOW, THEREFORE, the first sentence of Section 3.4 of the 2001 LTIP is hereby deleted and replaced by the following, effective February 22, 2005:

3.4	Exercise.

Subject to Sections 3.10 and 6.1, no Stock Option shall be exercisable prior to the expiration of one (1) year from the date it was granted; provided, however, the Committee may, in its discretion, at the time of grant or thereafter, provide that a Stock Option may be exercised prior to the first anniversary of the date of grant provided the Committee imposes reasonable restrictions on transfer of any Common Stock purchased under the Stock Option during a period of not less than one (1) year beginning on the date the Stock Option was granted. Such restrictions shall cease to apply upon the occurrence of an Option Event (as described in Section 3.10) or a reorganization, merger, consolidation or sale (as described in Section 6.1).

Adopted by the Board of Directors

of Quaker Chemical Corporation

March 9, 2005